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Forward-Looking Statements

This briefing may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates and projections of the businesses of MBAC or Syniverse may differ from their actual results and consequently you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “would,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of MBAC and Syniverse and anticipated financial impacts of the proposed transaction, the satisfaction of the closing conditions to the proposed transaction and the timing of the completion of the proposed transaction.

These forward-looking statements are not guarantees of future performance, conditions, or results, and involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of MBAC and Syniverse and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the inability to complete the transactions contemplated by the agreement and plan of merger with respect to the proposed transaction (the “Merger Agreement”), including due to failure to obtain approval of the stockholders of MBAC or other conditions to closing in the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against the parties following announcement of the Merger Agreement and the proposed transactions contemplated thereby; (3) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the post-combination company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (4) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and the proposed transactions contemplated thereby; (5) risks related to the uncertainty of the projected financial information with respect to Syniverse; (6) the inability to obtain or maintain the listing of the post-acquisition company’s Class A Stock and public warrants on the NYSE following the proposed business combination; (7) risks related to the post-combination company’s ability to raise financing in the future; (8) the post-combination company’s success in retaining or recruiting, or changes required in, our officers, key employees or directors following the proposed business combination; (9) our directors and officers potentially having conflicts of interest with our business or in approving the proposed business combination; (10) intense competition and competitive pressures from other companies in the industry in which the post-combination company will operate; (11) the business, operations and financial performance of Syniverse, including market conditions and global and economic factors beyond Syniverse’s control; (12) the effect of legal, tax and regulatory changes; (13) the receipt by MBAC or Syniverse of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed business combination; (14) the risk that the proposed business combination disrupts current plans and operations of MBAC or Syniverse as a result of the announcement and consummation of the transactions described herein; (15) costs related to the proposed business combination; (16) changes in applicable laws or regulations; (17) the possibility that MBAC or Syniverse may be adversely affected by other economic, business, and/or competitive factors; (18) the amount of redemption requests made by MBAC’s public stockholders; (19) the impact of the continuing COVID-19 pandemic on MBAC, Syniverse and Syniverse’s projected results of operations, financial performance or other financial metrics or on any of the foregoing risks; and (20) other risks and uncertainties disclosed in MBAC’s preliminary proxy statement, including those under “Risk Factors,” and other documents filed or to be filed with the SEC by MBAC.

MBAC and Syniverse caution that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. Syniverse and MBAC do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

Information About the Proposed Transaction and Where to Find It

In connection with the proposed transaction, MBAC has filed a preliminary proxy statement and plans to file a definitive proxy statement with the SEC. MBAC’S STOCKHOLDERS AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, THE PRELIMINARY PROXY STATEMENT, THE AMENDMENTS THERETO, AND THE DEFINITIVE PROXY STATEMENT AND DOCUMENTS INCORPORATED BY REFERENCE THEREIN FILED IN CONNECTION WITH THE PROPOSED TRANSACTION, AS THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT MBAC, SYNIVERSE AND THE PROPOSED TRANSACTION. When available, the definitive proxy statement will be mailed to the stockholders of MBAC as of a record date to be established for voting on the proposed transaction. Stockholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s website at http://www.sec.gov, or by directing a request to: M3-Brigade Acquisition II Corp., 1700 Broadway – 19th Floor, New York, New York 10019.

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MBAC and its directors and executive officers may be deemed participants in the solicitation of proxies of MBAC’s stockholders with respect to the proposed transaction. A list of those directors and executive officers and a description of their interests in MBAC will be filed in the proxy statement for the proposed transaction and available at www.sec.gov. Additional information regarding the interests of such participants will be contained in the proxy statement for the proposed transaction when available.

Syniverse and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of MBAC in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the proposed transaction will be included in the proxy statement for the proposed business combination.

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This briefing shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed transaction. This briefing shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended.

Simeon Irvine and Stanley Martinez, the CFO and VP of Investor Relations at Syniverse Corporation, respectively, spoke at the Barclays Global Technology, Media, and Telecommunications Conference on December 7, 2021. Below is a transcript of the conversation:

Fireside Chat

Akhil Ahuja: Good morning, I’m A.A., head of Enterprise and Communications Technology Banking at Barclays and based in Menlo Park California. I’m pleased to be hosting today’s fireside chat with Simeon (Sigh-men) Irvine (Er-Vine), CFO of Syniverse Corporation and Stanley (Stan-lee) Martinez (Mar-teen-ez), Syniverse’s VP Investor Relations. Syniverse is a privately owned company providing mission critical services across the mobile communications ecosystem that enables intercarrier connectivity, roaming and all aspects of mobile message delivery on a worldwide basis. In August, Syniverse entered into a definitive agreement to merge with NYSE listed MBAC or M3 Brigade Acquisition II Corporation, a publicly traded SPAC. Subject to shareholder approval, Syniverse will return to public equity ownership and trade under symbol SYNV under the NYSE. Before we start, Stanley will make a forward looking statement disclaimer.

Stanley Martinez: Thanks, Akhil, and hello from my side. Today, we’ll be making some forward looking statements so please see {our/ Barclays’ conference} safe harbor statement on screen. It says that some of our comments today might be forward-looking. As such, they’re subject to risks and uncertainties described in our proxy filing with the SEC. Results may differ materially. Additional information is available in our financial data room for our credit investors and on MBAC’s Investor Relations website. A transcript of today’s content will be filed under the SEC’s EDGAR system later today. Now, I’ll turn it over to Simeon to introduce himself and Syniverse.

Simeon Irvine: Thanks Stanley and hello everyone, I’m Simeon Irvine and I’m looking forward to talking about our exciting future at Syniverse. As CFO, I’m building on my experience as a finance leader and as a general manager driving operational change and performance improvement in the Telecom and Software industries.

Syniverse is a unique company situated at the center of mobile communications around the world. We’re the trusted neutral intermediary and central nervous system that keeps mobile devices, data traffic and messages between carriers and between enterprises and carriers flowing seamlessly and securely at global scale. Syniverse enables mobile interoperability and allows breadth of connectivity with quality and security.

The mechanics of how mobile devices communicate across separately managed, local networks is a complex web of authorization, billing, authentication, and verification. Syniverse “makes mobile work” by simplifying that process through our proprietary translation protocols. Our software helps enable mobile interoperability. We have also built and perfected the world’s largest, directly connected Internetwork Packet Exchange or IPX network which you can think of as the global superhighway for voice and data traffic connecting mobile operators and messaging platforms. Our IPX routes a significant proportion of the world’s messaging traffic. That’s why Syniverse, is also “the world’s most connected company.”

When you send a message to someone with another carrier, Syniverse enables that; when you travel overseas and make a phone call there, that’s also Syniverse; when you receive a text message with a two-factor authentication code, or a delivery reschedule notice or an airport gate change notification, that’s Syniverse too.

Syniverse is an important component of the new digital economy. Our connectivity and interoperability are critical to powering the secular tailwinds in mobile communications. The evolution from 4G standards to standalone 5G networks is expediting the adoption of new services such as private networks, advanced blockchain solutions for Clearing and Settlement, and Rich Communication Services, or RCS. These are each white space opportunities for Syniverse where our IPX network, breadth of distribution and our interoperability, all done at global scale and five nines quality give us a unique right to win.

Likewise, as consumers and businesses migrate from web and email communication toward messaging, Syniverse has an unrivaled reach of direct connections into the global mobile carrier ecosystem and the proprietary translation protocols to help our Enterprise & Carrier customers deliver the scale of mobile messages they require, with unrivaled quality, speed, capacity, and reliability.

Those are reasons why Twilio, which has been our customer for over seven years, announced its intent to enter a strategic partnership with and investment in us back in March. Twilio is the leading communications platform with over $2.5bn in TTM revenue and 65% YoY revenue growth in its most recent quarter. Messaging is Twilio’s largest product and by leveraging Syniverse for its North American messaging traffic, they gain connectivity to the major U.S. carriers for A2P messaging and additional options to connect to more than 800 carriers worldwide. Together, Syniverse and Twilio are partnering to accelerate the next wave of innovation in messaging via RCS features including real-time, two-way video based messaging. Said another way, our interoperability and connectivity are enabling Twilio’s innovation at the customer experience layer.

Twilio agreed to invest between $500 million and $750 million in our equity and in August, we announced a definitive merger with MBAC which adds up to $400 million cash in trust and a $265 million committed PIPE, so we’ve raised over $1.1 Billion in equity capital commitments. We’ll use the equity proceeds to deleverage our balance sheet to 3.7x Net Debt/ EBITDA and the reduction in interest expense will substantially improve our Free Cash Flow that we’ll use to reinvest in future growth. Our owner, Carlyle, will remain fully invested in Syniverse for at least the first twelve months following the transaction, subject to typical lock-up conditions more fully described in our proxy filing.

At our Q3 21 results in October, we reported 30% Year on Year revenue growth and 20% Year on Year growth in Adjusted EBITDA. We also raised our full year 2021 revenue forecast by 10% from our prior $678 million while keeping our Adjusted EBITDA unchanged at $210 million. To be clear, this growth was largely independent of additional forecast volumes from Twilio, which will only begin to transition to us at scale post-transaction close.

We’re looking forward to the successful merger of MBAC with Syniverse and continuing to execute on all of the components of our strategic plan going forward. For now, though, I’m happy to field some questions and allow investors an opportunity to learn more about us.

Q1 AA: Thanks Simeon, that’s a lengthy but complete overview. Coming back to the financing, what is the Syniverse team’s observations on some of the volatility we’ve been seeing in the SPAC market?

A1 SI: It’s a fair question Akhil, but Syniverse is a larger company than many SPAC targets with a more established earnings profile, market share and with financial scale. Those factors should positively differentiate our stock and provide protection against the volatility and redemptions we’ve seen in some SPACs that you’ve alluded to. Furthermore, we’ve raised $1 billion of the $1.1 billion necessary to meet the minimum cash condition and we are highly confident the balance will be funded by MBAC shareholders.

Q2 AA: What’s your best estimate for closing the transaction at this point—you’ve said initially you expected to close by end of 2021, but we’ve still not seen a date for a shareholder vote?

A2 SI: The SEC review process has taken longer than expected as it involves multiple strategic investors. Our current best estimate is that our transaction will complete in calendar Q1 2022 instead of later this month and we’ll inform investors when we have more visibility on a precise date.

Q3 AA: Given that you’re focused on deleveraging, what sorts of assets or capabilities are on Syniverse’s potential wish-list?

Q3 SI: We’re focused on organic growth right now. We have the assets and capabilities to achieve the our targets. In our Enterprise segment, we’ve added the WhatsApp and Adobe platforms to our retail CPaaS product set. In our Carrier business, we announced on our Q3 results call that we’ve added customers and proofs of concept in areas like Private Networks, 3G VoLTE Roaming and Blockchain based billing and charging models for 5G. We expect to see improved contributions from each of these white space products in the quarters ahead.

Q4 AA: Does that mean Syniverse could potentially accelerate from the 30% Revenue and 20% Adjusted EBITDA growth you reported in Q321?

A4 SI: We saw some exceptional growth in Q3 in our Enterprise business related to what we would characterize as wholesale revenues emanating from the Asia Pacific region with a relative recent customer relationship. Wholesale revenues by nature are inherently volatile quarter to quarter and we’ll be starting to lap the benefits in Q4 of some of the new carrier routes in Asia we gained last year from competitive displacement. Overall, we feel good about our Retail CPaaS solutions revenue growing at least in line with the CPaaS sector or a 30% CAGR and we’ve forecast 27% long term revenue growth in Enterprise. Without guiding directly for Q4 ahead of our results in late January, we’re likely to see more balanced growth between our Carrier and Enterprise segments—higher in Carrier from +2.2% ex CDMA and Legacy and lower in Enterprise from the above trend growth in Q3 but well within our long-term targets.

Q5 AA: Just to come back to the 30%/20% revenue and Adjusted EBITDA growth rate and tying to the guidance raise on Revenue but not EBITDA, should investors be concerned about declining percentage margins, perhaps as an indication of lack of pricing power or accelerating competition?

Q5 SI: I can see where you might derive that inference but no, for us, this is entirely about mix shift. Our Enterprise revenues which are growing quickly—a 27% CAGR through 2025 in our forecasts—contain message termination fees that are included in both revenue and cost while most of our Carrier segment does not have these. If you strip out the message termination or “MT” fees and look on a net basis, the two businesses look much more alike. This is one reason we use direct profit, a net rather than gross measure, to evaluate the performance of our segments. Additionally, we manage the business much more on a $ based net profit contribution level so we continue growing in $ terms at a double digit growth rate no matter the lower contribution percentage margins when measured on a gross basis. The percentage growth rate in dollars is more meaningful to us than the % margins and accounting constructs around gross revenue versus net profitability.

Q6 AA: That makes sense. In that light, can you help me and many in our audience who are unfamiliar with Syniverse understand the model: How does Syniverse make money?

Q6 SI: We have two business segments: Carrier and Enterprise. Our IPX network is the foundation for both businesses. It provides the breadth of distribution for intercarrier communications and is included in our Global Network Solutions revenue subsegment which also includes signaling services, policy and charging support inter-generational compatibility and private network solutions. We layer onto those solutions for voice, data and messaging roaming billing & settlement, solutions to enable carriers to better monetize enterprise messages delivered onto their networks and number portability all of which are in our Outsourced Carrier Solutions subsegment. Finally, traditional P2P or person to person messaging via SMS or MMS is part of our messaging solutions sub-segment as are our dedicated, hosted private messaging hubs for multi-national carrier groups.

Our Enterprise segment is all about Application to Person or “A2P” messaging and our customers include both enterprises originating the messages and other players in the enterprise messaging ecosystem who do not have the breadth and depth of messaging distribution and delivery channels that we have. Use cases that we enable for our enterprise customers include delivery notifications from shipping companies, airport gate change announcements, and two factor authentication codes. We build and expand on these capabilities by providing customers access to our proprietary CPaaS software allowing them to initiate messages from a wide range of different internal systems, for example customer care and service scheduling, and to have these messages delivered by any one or more of a range of communication channels including A2P, WhatsApp and WeChat. The enterprises that we serve directly are typically Fortune 2000 companies seeking a co-creation, white glove approach to delivering an omnichannel messaging experience and this resonates in industries with high complexity and multiple locations.

We enjoy a high level of predictability with about 90% of revenue at the beginning of the year already under contract and the remainder coming from in-year new business. The in-year new business comes from a combination of new logos and “land and expand“ in our Enterprise segment and an expansion of services to existing customers in our Carrier segment, where we have relationships already with most of the 800 carriers worldwide.

Q7 AA: That’s interesting Simeon, but given the predictability in your revenues, why did the business seem to struggle the past few years up until now? What explains the trough period in 2018 to the turnaround you started showing evidence of in the first half of 2021?

Q7 SI: There were three major headwinds we faced are all abating Akhil. First, revenues from legacy products like picture mail and legacy radio access interfaces like CDMA that were replaced by LTE and now 5G were a large portion of our revenue structure. It was a multi-year process but now those are de-minimis and we expect that the CDMA revenues will disappear completely by early 2023 so that will cease to be a headwind. Second, as a formerly roaming centric company, we were impacted by the introduction of roam like home changes in regulation that deflated Carrier profit pools especially in Europe and Asia. Third, as we were coming out of the regulatory and technology headwinds, Covid-19 affected roaming volumes especially on a Transatlantic and cross Asia-Pacific basis and we estimated a $28.5 Million effect on our 2020 FY revenues that’s starting to unwind.

Syniverse is now pivoting from being a roaming centric company to one supporting all facets of messaging. Last quarter, Enterprise which includes our enterprise messaging services comprised nearly 50% of our Group Revenue. We previously expected that cross-over to occur in 2024 and when it comes as it surely will do, I think it will be very interesting from a valuation standpoint because we will then be more like a pure CPaaS company which commands significantly higher multiples compared to the 12.1x multiple of adjusted EBITDA implied in our SPAC merger valuation. Afterall, we underpin the connectivity and interoperability that enables digital first platforms valued on a multiple of revenue, so why shouldn’t we vie for a similar valuation over time?

Q8 AA: So, who exactly does Syniverse compete against commercially?

Q8 SI: Well, there’s not a firm exactly like Syniverse offering our range of mission critical services supporting the mobile ecosystem—a value chain with global scale and cash flow generating significance. The scale and breadth of our IPX network and its direct connections into Carrier worldwide based upon not just our technical expertise but our reputation as the trusted intermediary built through decades of service to our customers would be very difficult to replicate in the short to medium term. This is evidenced through our market share, with Syniverse accounting for 40% of IPX revenues and 80% of both clearing and settlement and North American P2P – and 50% of P2P outside of North America. The combination of our IPX network’s reach with interoperability solutions including patent protected automatic network recognition software makes our solutions and a de-facto industry standard.

Key competitors with our Enterprise segment are Sinch which is listed in Stockholm and InfoBip which is private. Key differentiators for us include our unique connectivity advantage, particularly with ten digit long code messaging or 10DLC in North America, which has let us take a considerable market share lead in serving 8 of the top 10 US Financial Institutions, and our white glove approach to serving the Global 2000 I mentioned earlier for co-creating CPaaS based Mobile Experiences for their customers.

In the Carrier business competitors vary across our revenue subsegments. In Messaging Solutions, it’s Sinch again following their acquisition of SAP’s business. In Network Services, BICS which is 100% owned by Proximus, the Belgian based and listed Telcom Service provider and in Outsourced Carrier Solutions major competitors TOMIA, the successor of Telarix and Comfone. Both those companies are also private. Again, we differentiate via the quality and depth we have in each line of business. By leveraging the breadth of the lines of business we create unique solutions for our carrier customers which no single competitor can replicate.

Q9 AA: What was the genesis of your discussions with Twilio and how do you see that partnership potentially expanding?

Q9 SI: As I mentioned, Twilio has been a customer for over seven, almost eight years. Without drawing on the origin story of how we got to where we are now, I’ll say there was mutuality of interests, as in most partnerships and a common vision. We both believe the future of mobile communications lies in messaging: The most valuable space on your mobile phone is the messaging app from a response rate, immediacy, and engagement. Jeff Lawson at Twilio has said that and we agree.

Strategically, to evolve to the next generation of messaging takes breadth of distribution and five nines or 99.999% reliability or quality of service. Our IPX network helps ensure that Twilio’s customer engagement platform can continue to deliver the quality and reliability necessary to move to more advanced forms of messaging particularly those involving AI capabilities and imbedded video.

Financially, Twilio gains certain volume based discounts over transit fees but not message termination fees based on their volume throughputs which ensures that these volumes will always generate direct profit dollars for us. For a largely fixed cost base business such as ours these direct profits fall through directly to Ebitda.

Q10 AA: What happens at the end of the three year agreement with Twilio? Presumably, they’ll have added scale so even more negotiating leverage to demand additional discounts. Could they ever try to get their own direct connections with Carriers?

Q10 SI: Overall, it is not as easy as just obtaining a direct connection with carriers. As you can imagine, carriers are very selective about allowing direct connections, as they need to ensure the quality of their networks stay high.

We see this partnership with Twilio as the beginning of a long-term arrangement. We also have direct connections in international markets where Twilio is also growing whereas our forecasts for 2022-2025 are based purely on serving their A2P and 10DLC volumes in North America.

By 2025, we see Twilio comprising about 30% of our forecast growth, meaning the other 70% is coming ex-Twilio which is why we say it turbo-charges our existing growth profile.

Q11 AA: In the time we have left, what are the other areas where Syniverse sees potential upsides?

A11 SI: Near-term, we expect to begin seeing contributions to our Roaming sensitive revenues from the unwind of Covid-19 international travel restrictions in the current quarter, but only about three weeks’ worth since we report on a November 30th year-end. We’re monitoring it closely and should have better visibility when we report our Q4 results in late January and share detailed guidance for 2022.

Longer term, in the Carrier segment, we’ll enable our customers to better monetize their investments in IoT, 5G, and 5G messaging through the launch of new products and services. At the same time, we still expect continued global growth in 4G. Kaleido Intelligence forecasts roaming data traffic to grow from 586 Petabytes in 2021 to 1,145 Petabytes in 2022 (for reference, 924 Petabytes in 2019). Think of the building blocks to 5% growth CAGR in Carrier being about 1% from Covid-19 unwind, 2% from volume growth and 2% from new 5G products like IoT, Private Networks and enabling session and/or use case based billing and charging models for carriers. The Enterprise segment’s 27% long-term growth will come from the continued double-digit growth in the CPaaS market as Global 2000 companies deploy their mobile digital transformation strategies. The A2P market will continue to grow albeit at a lower rate than CPaaS (c. 10% vs 40%) as A2P messaging remains ubiquitous.

Q12 AA: What long-term challenges keep you up at night?

Q12 SI: Syniverse is a company built on technology, but the heart of who we are rests in our people. New innovations in mobile communication will continue to come, and Syniverse will be ready to capitalize on those innovations just as we’ve done for the last three decades – only if we have the right talent in place.

That’s why onboarding and developing talent is a priority for me and the rest of the Syniverse executive team. The labor market right now is very tight, but we’ve been encouraged at the quality of talent we’ve been able to source. People want to be a part of something exciting – being at an organization whose value proposition enables the digital transformation of mobile communication is exciting. 30%+ CAGRs in our Enterprise business is exciting. But we nonetheless remain focused on talent sourcing as a priority

Q13 AA: You’ve recently disclosed a security incident: Any impact on your customers and is that why you said revenue might tick down in Q4 from 30% YoY?

Q13 SI: Thanks for using the precise formulation, Akhil, for what occurred as a security incident. The direct answer is no. As we said on our Q321 call, there’s been no impact on customers or on revenues and that continues to be the case. There’s so far been no evidence that PII or personal and identifiable information was exposed and that’s one reason we refer to this as a “security incident” as compared to a “data breach.” The latter technically refers to PII exposure and that’s not been the case here so far. Our internal investigation is complete, and all but one of our remediation and containment measures are in place, with the last one on track to be completed by year-end. Our cyber security insurance is expected to cover the investigation and remediation costs over and above a $1 million deductible.

Q14 AA: What’s the main takeaway you want to leave prospective equity investors with about Syniverse share?

Q14 SI: We’re a high quality business, globally diverse and with a defensible position as THE trusted, neutral intermediary offering mission critical connectivity and interoperability in the mobile ecosystem. We have secular tailwinds at our back: As 4G is replaced by 5G standalone and Enterprises accelerate their digital transformation around mobile messaging, we win. Shareholders win as our profit scales and as our incremental margin dollars skews towards a higher proportion from higher multiple CPaaS.

AA: Thanks Simeon and Stanley and enjoy the rest of the Conference

SI: Thanks, Akhil and good-bye everyone.

SM: So long from Syniverse